Exhibit 10.1

Hyperfine

29 June 2022

Mr. David Scott

Re:     Resignation

Dear Dave:

You informed Hyperfine, Inc. and its Board of Directors that you have decided to resign your employment as President and Chief Executive Officer and as a director on the Board of Directors of Hyperfine, with your resignations to be effective July 29, 2022 (the “Resignation Date”). On June 28, 2022, the Board of Directors accepted your resignations, to be effective at the close of business on the Resignation Date.

On the Resignation Date, Hyperfine will pay your base salary earned through July 29, 2022, less applicable withholdings. You will continue to be eligible to participate in the company’s 401(k) plan through the Resignation Date and in the company’s group welfare plans through July 31, 2022. Thereafter, you will be eligible to continue your and your eligible dependents’ group health coverage pursuant to COBRA at your own cost, provided that you timely elect to continue the coverage. You will receive a separate mailing with the required election form and with details about your and your eligible dependents’ rights under COBRA and the cost of continuing coverage.

Pursuant to the terms of the Restricted Stock Unit Award Grant Notice and Agreement dated April 4, 2022 issued to you by Hyperfine under its 2021 Equity Incentive Plan (the “Plan”), you will continue to receive payment of the 649,350 RSU’s awarded to you in accordance with the schedule set forth in the grant notice. All other equity awards issued to you will cease to vest as of the Resignation Date and all then unvested RSU’s and options will be immediately forfeited. Your rights with respect to any vested options will be determined in accordance with the Plan and the applicable award agreement.

Please submit any requests for reimbursement of business expenses and any evidence documenting those expenses no later than ten business days following the Resignation Date. Hyperfine will reimburse you for those expenses promptly in accordance with its expense reimbursement policies.

Other than as specifically set forth in this letter, following the Resignation Date, Hyperfine will not owe you any additional amounts, including any amounts for wages, bonuses, incentive compensation, commissions, equity grants, benefits, paid time off, or other compensation or payments of any kind or nature.

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Following the Resignation Date, you will continue to be bound by the terms of the Confidentiality and Intellectual Property Agreement between you and Hyperfine dated as of May 16, 2021 (the “Confidentiality Agreement”). The Confidentiality Agreement requires you to maintain the confidentiality of Hyperfine’s confidential information, to assign all assignable intellectual property to Hyperfine, and for a period of one year following the Resignation Date to not solicit any employee or consultant of Hyperfine to leave their employment or service, as more specifically set forth in the in the Confidentiality Agreement.

Finally, the Indemnification Agreement dated December 22, 2021 between you and Hyperfine will survive the resignation of your employment and your directorship and will continue to be enforceable in accordance with its terms.

If you are in agreement with the terms set forth in this letter agreement, please sign below and return this letter to my attention.

We thank you for your service as both Hyperfine’s Chief Executive Officer and as a member of its Board of Directors and wish success in all your future endeavors.

Very truly yours,

/s/ Neela A. Paykel
Neela A. Paykel
General Counsel, Chief Compliance Officer
& Corporate Secretary

Accepted and Agreed:

/s/ David Scott
David Scott

Dated: June 29, 2022

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